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                                                                    EXHIBIT 99.1



                       AMENDMENT TO TERMINATION AGREEMENT

        This Amendment to Termination Agreement (this "Agreement") is entered into effective as of the 1st day of September, 2000 by and among SportsNuts.com International, Inc., a Delaware corporation, SportsNuts.com, Inc., a Delaware corporation (collectively, the "Company"), Sharon Clayton, an individual residing in the State of California ("Ms. Clayton") and Moore, Clayton & Co. ("MCC"), collectively referred to hereinafter as the "Parties" or individually as a "Party."

        WHEREAS, effective May 2, 2000, the Company, Ms. Clayton and MCC each executed an agreement (hereafter, the "Termination Agreement") terminating certain Independent Contractor agreements among the Company, Ms. Clayton, and MCC; and

        WHEREAS, the Company has not delivered the termination payment in cash as specified in the Termination Agreement; and

        WHEREAS, Ms. Clayton and MCC are willing to accept shares of the Company's Common Stock subject to the terms and conditions provided herein in lieu of cash pursuant to the Termination Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend and restate the Termination Agreement in its entirety as follows:

        1. Termination of Agreement. Ms. Clayton's Independent Contractor Agreement dated as of April 15, 1999 and the subsequent Independent Contractor Agreement dated as of July 1, 1999 between the Company and MCC to perform services for the Company (individually and collectively the "Contractor Agreement") are hereby terminated as of the date hereof (the "Termination Date").

        2. Termination Payment. In connection with the execution of this Agreement, the Company agrees to tender to Ms. Clayton Twenty Thousand (20,000) shares of Common Stock. Ms. Clayton and MCC each understand and agree to hold the Company harmless from any taxes, assessments, penalties, or interest payments that may occur at any time by reason of demand, suit, or proceeding brought against the Company for any taxes or assessments arising out of the payment made pursuant to this Section 2. The payment to Ms. Clayton in this
Section 2 is hereinafter referred to as the "Termination Payment."

        3. Acknowledgment of Final Payment. Ms. Clayton and MCC acknowledge that the Termination Payment provided for in Section 2 above, when paid, constitutes full and complete payment to her and MCC of all fees and expenses, benefits, and other entitlements due to Ms. Clayton or MCC in connection with the Contractor Agreement with the Company. Ms. Clayton and MCC each acknowledge that they are not entitled to any other payments from the Company pursuant to the Contractor Agreement except as otherwise provided in Section 2 above.

        4. Registration. As soon as practicable, the Company agrees to file a Registration Statement with the Securities and Exchange Commission on Form S-8 with respect to the shares of Common Stock issued to Ms. Clayton pursuant to this Agreement.

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        5. Confidential Information. Ms. Clayton and MCC each acknowledge that they are bound by an obligation of confidentiality as a consultant of the Company. Ms. Clayton and MCC each represent that they have returned to the Company all materials containing confidential information of the Company. Ms. Clayton and MCC each represent that as of the date hereof they have not in any way breached or attempted to breach this confidentiality obligation.

        6. Post-Termination Actions. The Parties desire to provide for an amicable termination and, accordingly, agree that after the date hereof they shall not do anything to disparage or impair the business or business reputation of the other Party.

        7. Further Assurances. The Parties intend this Agreement to be a complete and final settlement of all matters between them. Accordingly, each Party agrees to execute such further documents and to take such further actions as may be necessary or desirable to finally and fully settle all matters which have arisen or which may subsequently arise between them.

        8. Acknowledgment of Ms. Clayton and MCC. Ms. Clayton and MCC each acknowledge that (i) they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and have been advised to do so by the Company, and (ii) that they have each read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based upon his own judgement.

        9. Notices. Any notice required hereunder to be given by either Party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile transmission to the other Party to the address or telephone number set forth below or to such other address or telephone number as either Party may designate from time to time according to this provision. A notice delivered personally shall be effective upon receipt. A notice sent by facsimile transmission shall be effective twenty-four hours after the dispatch thereof. A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing.

               to Ms. Clayton or MCC at:   23852 Pacific Coast Highway
                                           PMB 792
                                           Malibu, CA 90265
                                           Telefax: (310) 317-4872

               to the Company at:          10421 South 400 West, Suite 550
                                           Salt Lake City, UT 84095
                                           Attention: Kenneth I. Denos
                                           Telefax: (801) 816-2594

        10. Equitable Remedies. Each Party acknowledges and agrees that the breach or threatened breach of certain provisions of this Agreement would cause irreparable harm for which damages at law would be an inadequate remedy. Accordingly, each Party hereby agrees that, in any such instance, the threatened or injured Party shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which he or it may be entitled, including money damages.



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        11. Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

        11. Assignment. This Agreement is not assignable or delegable in whole or in part by Ms. Clayton or MCC without the written consent of an authorized representative of the Company. This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned

        12. Entire Agreement. This Agreement constitutes the full and complete understanding of the Parties hereto with respect to the subject matter covered herein and supersedes any and all prior oral or written understandings and agreements with respect thereto. No modification or amendment to this Agreement shall be effective unless it is contained in a written document that is signed by both Parties.

        13. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Utah. The Parties further agree that proper venue and jurisdiction for any dispute under this Agreement shall lie with the courts in the State of Utah.

        IN WITNESS WHEREOF, the Parties have each signed this Agreement either personally or by its duly authorized representative to be effective as of the date first given above.

"Ms. Clayton"                          THE "COMPANY"

                                       SPORTSNUTS.COM INTERNATIONAL, INC.


/s/ Sharon Clayton                     /s/ Kenneth Denos
---------------------------            -----------------------------------------
Sharon Clayton                         Kenneth Denos
                                       President

"MCC"                                  SPORTSNUTS.COM, INC.

MOORE, CLAYTON & CO.


/s/ Sharon Clayton                     /s/ Kenneth Denos
---------------------------            -----------------------------------------
Sharon Clayton                         Kenneth Denos
Director                               President



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